Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Investor Relations
www.cedarfair.com		419.627.2233

CEDAR FAIR REPORTS RECORD REVENUES IN AUGUST

•	Strong performance in August driven by increases in attendance (+5%), guest spending (+1%) and out-of-park revenues (+7%).

•	Company reiterates its commitment to 4% distribution growth.

SANDUSKY, OHIO, Sept. 6, 2018 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced that preliminary results for the five weeks ended Monday, September 3, 2018, represented record revenues for the fiscal month of August.
For the five weeks, preliminary net revenues were $288 million, up 6%, or $17 million, when compared with the same period in 2017. This was the result of a 5%, or 255,000-visit, increase in attendance, a 1%, or $0.52, increase in average in-park per capita spending and a 7%, or $2 million, increase in out-of-park revenues, including resort accommodations.
“Over the past five weeks we have experienced strong growth across all aspects of our business, reaffirming our confidence in the resiliency of our business model and the outlook for growth in the business for the long term,” said Richard Zimmerman, Cedar Fair’s president and CEO. “During this time, we successfully executed on a number of initiatives designed to drive guest urgency while at the same time maintaining integrity in our pricing structure. These efforts resulted in a solid lift in attendance and increased guest spending inside our parks during the period. We also saw robust demand for our hotel and resort accommodations, an asset class we are actively developing in an effort to generate additional and attractive returns over the longer term. Looking ahead, we believe these strong results reflect the positive response from consumers for the compelling entertainment experiences we provide to our guests of all ages, and we expect that to continue for the balance of the year.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233

Cedar Fair Reports Record Revenues in August
September 6, 2018

Year-to-date preliminary net revenues through Labor Day, September 3, 2018, were $1.04 billion, up slightly when compared with the similar period through Labor Day, September 4, 2017. The 2018 results compared with 2017 reflect increases of 1%, or $0.38, in average in-park per capita spending to $47.46 and 5%, or $5 million, in out-of-park revenues, including resort accommodations, to $120 million. These increases were offset by a 1%, or 225,000-visit, decrease in attendance to 20.0 million guest visits.
“For the remainder of the year, we are focused on building upon the momentum we have established over the past five weeks,” continued Zimmerman. “Our near-term strategy includes fully maximizing the potential of our very popular seasonal celebrations including Halloween Haunt, The Great Pumpkin Fest and WinterFest. Our fourth quarter has become a meaningful period of operations, particularly as we leverage our highly popular fall events to jump-start sales of our 2019 season pass and all-season products, which are off to a strong start.”
Zimmerman noted that the strong August results were not enough to entirely overcome the challenges the Company faced through the first seven months of the year. Based on the year-to-date results and outlook for the rest of the year, the Company now expects 2018 full-year net revenues to be in the range of $1.32 billion to $1.34 billion, and full-year Adjusted EBITDA1 to be in the range of $460 million to $470 million. Zimmerman also reiterated the Company’s commitment to delivering a steady 4% annual increase in the cash distribution to unitholders while continuing to invest in the business at a responsible level.
Turning to 2019, Zimmerman added the Company has generated strong early-season increases in its advance purchase channels, including season pass sales and all-season products. Driving the strong early-season sales is the introduction of a 12-month payment program and unlimited visits for the remainder of

(1)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. The Company is not reconciling Adjusted EBITDA guidance to Net Income, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain individual items required to reconcile Adjusted EBITDA guidance with the most directly comparable GAAP financial measure (Net Income). These items include the net effect of swaps, non-cash foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Company’s debt agreements, which are difficult to predict in advance in order to include in a GAAP estimate.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233

Cedar Fair Reports Record Revenues in August
September 6, 2018

2018 at a number of parks, combined with a unique and diverse array of new attractions and offerings within the Company’s 2019 capital program.
Zimmerman noted that headlining next year’s capital lineup will be the unveiling of two highly immersive roller coasters, each designed with unique regional flair. On opening day, Canada’s Wonderland will introduce Yukon Striker, the world’s longest, fastest and tallest dive roller coaster. Yukon Striker will be the 17th coaster at Canada’s Wonderland, elevating the park in stature with sister park Cedar Point as one of the world’s top amusement parks with the best thrill rides. At Carowinds in Charlotte, North Carolina, park goers will line up to experience Copperhead Strike, the Carolinas’ first double-launch coaster designed to simulate a harrowing chase of getaway cars racing through rolling farmland, sending riders on two launches through a relentless, winding ride over a half-mile of steel track. Copperhead Strike is the central element of Blue Ridge Junction, Carowinds’ seven-acre, richly themed area designed to engage all five senses.
“Our new coasters for 2019 should prove to be showstoppers, and we are excited and proud to add them to Cedar Fair’s growing list of world-class thrill rides,” said Zimmerman. “But beyond our 2019 slate of new rides, we also remain focused on broadening the experiential entertainment offerings at our parks. Next year, we’ll be expanding our immersive holiday celebration, WinterFest, to a sixth park, Canada’s Wonderland, while at Cedar Point we’ll be introducing Forbidden Frontier on Adventure Island, a real-life, fully interactive experience that will allow guests of all ages to explore and discover the secrets of Adventure Island. Additionally, guests can expect to see a variety of new and enhanced celebratory and regionally focused events and activities unique to each park’s brand, including more nighttime entertainment accentuated with special lighting and décor, while featuring unique culinary fare created by our onsite executive chefs,” concluded Zimmerman.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233

Cedar Fair Reports Record Revenues in August
September 6, 2018

Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233